As filed with the U.S. Securities and Exchange Commission on November 7, 1997.


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Famous Sam's Group, Inc.
--------------------------------------------------------------------------------
              Exact name of registrant as specified in its charter)


                                Nevada 88-0361701
--------------------------------------------------------------------------------
       (State or other jurisdiction of incorporation or organization (IRS employer identification no.)


                1999 Broadway, Ste. 3235, Denver, Colorado 80202
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


                          1997 Employee Incentive Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)


        Mark S. Pierce, 1999 Broadway, Ste. 3235, Denver, Colorado 80202
--------------------------------------------------------------------------------
                     (Name and address of agent for service)


                                 (303) 292-2992
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)



                                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
Title of Securities               Amount              Proposed Maximum         Proposed Maximum         Amount of
 to be Registered            to be Registered        Offering Price per       Aggregate Offering       Registration
                                                            Share                    Price                 Fee
======================================================================================================================
$.001 par Value               820,000 shares         $.54287 per share            $445,156              $134.90
Common Stock
TOTALS                        820,000 shares                                      $445,156              $134.90
======================================================================================================================

Total No. of Pages: 19; Exhibit Index on Page No.: 9


                                                         1

                                   PROSPECTUS

                            FAMOUS SAM'S GROUP, INC.
                1999 Broadway, Ste. 3235, Denver, Colorado 80202
                                 (303) 292-2992
                        (820,000 SHARES OF COMMON STOCK)

This Prospectus relates to the offer and sale by Famous Sam's Group, Inc., a Nevada corporation (the "Company"), of up to 820,000 shares of its common stock (the "Common Stock") to employees, advisors and consultants (collectively, the "Consultants") pursuant to option agreements ("Options") entered into between the Company and the Consultants. The Company is registering hereunder and subsequently issuing to the Consultants upon fulfillment of their agreed upon services, and at their election, 820,000 shares of Common Stock.

Options may be or become subject to restrictions on transfer, and until any imposed restrictions lapse, are subject to forfeiture by the holder upon the occurrence of certain events. Options and Common Stock which are subject to forfeiture will be held in escrow by the Company until such time as the imposed restrictions lapse. (See "General Information - Restrictions on Resales.")

Sales of Options and the underlying Common Stock by "affiliates," as defined in "Rule 144" under the Securities Act of 1933, as amended (the "Securities Act"), may not be made without compliance with the registration and prospectus delivery requirements of the Securities Act, or an exemption therefrom, such as that provided by Rule 144. The sale of shares by participants who are not affiliates may be effected without compliance these requirements. Affiliates may also be subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If so, such participants must comply with the provisions of this section as well. (See "General Information- Restrictions on Resales.")

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act, and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Director of Investor's Relations, Famous Sam's: 1999 Broadway, Ste. 3235, Denver, Colorado 80202.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. In addition, the Common Stock is quoted on the "bulletin board" maintained by the National Association of Securities Dealers, Inc. ("NASD"); thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K St., N.W., Washington, D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                Table of Contents

                                                                      Page
General Information
     The Company......................................................  4
     Purposes.........................................................  4
     Common Stock.....................................................  4
     The Consultants..................................................  4
     No Restrictions on Transfer......................................  4
     Tax Treatment to the Consultants.................................  4
     Tax Treatment to the Company.....................................  4
     Restrictions on Resales..........................................  4
Documents Incorporated by Reference and Additional Information........  4
Interests of Named Experts and Counsel................................  5
Indemnification.......................................................  5

Information not Required in Prospectus................................  6

     Item 3.      Incorporation of Documents by Reference.............  6
     Item 4.      Description of Securities...........................  6
     Item 5.      Interests of Named Experts and Counsel..............  6
     Item 6.      Indemnification of Directors and Officers...........  6
     Item 7.      Exemption from Registration Claimed.................  6
     Item 8.      Exhibits............................................  6
     Item 9.      Undertakings........................................  7

                               General Information

The Company: The Company has its principal executive offices at 1999 Broadway, Ste. 3235, Denver, Colorado 80202;
(303) 292-2992.

Purposes: The Common Stock will be issued by the Company pursuant to agreements entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity; thereby advancing the interests of the Company and all of its shareholders. Copies of the agreements have been filed as exhibits to the Registration Statement.

Common Stock: The board has authorized the issuance and delivery of up to 820,000 shares of Common Stock to the Consultants upon and subsequent to effectiveness of the Registration Statement, but only in the event the Consultants perform their agreed upon services in full and elect to exercise their options to take these shares valued at their market in exchange for the fair value of the services rendered.

The Consultants: The Consultants have provided their expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer: The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax  Treatment  to the  Consultants:  The Common  Stock is not  qualified  under
Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt. The Consultants are urged to consult their tax advisor on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

A recipient of securities hereunder, however, may elect to include in his income for the taxable year in which securities are received the fair market value thereof on the date received. If this election is made, the subsequent lapsing of the substantial risk of forfeiture and such other restrictions, if any, will not result in any income to the recipient.

Tax Treatment to the Company: The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales: In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. This would mean that the affiliate could not sell any shares acquired hereunder for a period of at least six (6) months thereafter. Further, in the event that any affiliate acquiring shares hereunder has sold any shares of Common Stock in the previous six months preceding the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient by the Company. Shares of Common Stock acquired hereunder by other than affiliates are not subject to Section 16(b) of the Exchange Act.

         Documents Incorporated by Reference and Additional Information

The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to the Exchange Act,
(ii) any and all Forms 10-QSB filed under the Exchange Act subsequent to any filed Form 10-KSB, as well as all other reports filed under the Exchange Act, and the Company's Form 8-A or Form 10 filing, as the case may be, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act.

In addition, all further documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing.

A copy of any document or part thereof incorporated by reference in the Registration Statement but not delivered with this Prospectus will be furnished without charge upon written or oral request. Requests should be addressed to:
Director of Investor Relations, Famous Sam's Group, Inc., 1999 Broadway, Ste. 3235, Denver, Colorado 80202: (303) 292-2992.

                     Interests of Named Experts and Counsel

Mark S. Pierce, Esq., assisted in the preparation of this Prospectus and the Registration Statement and has given an opinion on the validity of the securities covered thereby. Mr. Pierce is a party to one of the consulting agreements and, it is anticipated, will receive shares registered hereunder pursuant to the terms and conditions of the agreement.

                                 Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     Part I

                     Information Not Required in Prospectus

Item 3.     Incorporation of Documents by Reference.

Registrant hereby states that (i) all documents set forth in (a) through (c) below are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. (a) Registrant's latest annual report, whether or not filed pursuant to Sections 13(a) or 15(d) of the Exchange Act; (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant documents referred to in (a), above; (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act or the effective Form 10 registering registrant's equity under the Exchange Act; and (d) The description of the securities offered hereby as set forth in the Form 10 filed by registrant under the Exchange Act, as well as any and all amendments thereto.

Item 4.     Description of Securities.

Not Applicable to this registrant.

Item 5.     Interests of Named Experts and Counsel.

Mr. Pierce is an officer or a director of registrant, and he has been granted an option to acquire up to 385,000 shares of common stock of registrant, all of which are being registered hereunder. These shares aggregate approximately 7.7% of the total number of shares outstanding under this class. Mr. Pierce presently owns 100,000 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

The only article, statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of registrant is insured or indemnified in any manner against any liability which they may incur in their capacity as such is the Nevada Business Corporation Code, as enacted and in effect upon adoption of the registrant's articles of incorporation and bylaws, both of which mirror this statute. The provisions of this code generally provide that registrant may, but is not obligated to, indemnify against liability an individual made a party to a lawsuit because they were previously or are currently a director or officer of registrant, if such person acted in good faith and reasonably believed their actions were in the best interests of registrant. Registrant may not indemnify such persons if they are found liable to registrant in a shareholders' derivative suit or are found liable for receiving an improper personal benefit. Registrant is required to indemnify such persons if they are ultimately successful in the suit. Pending a final determination, registrant may advance funds to these persons, but only if provision is made for return of the funds advanced in the event such persons are subsequently found to not be entitled to indemnification as set forth above. The general effect of this statute is to make indemnification available to the officers and directors of registrant regarding actions taken in their official capacity, unless they are found liable to registrant for their actions, they received an improper benefit therefrom, or they did not act in good faith while reasonably believing their actions were in the best interests of registrant. Indemnification under this section would include actions of the officers and directors of registrant taken in connection with this offering.

Item 7.     Exemption from Registration Claimed.

Not Applicable.

Item 8.     Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No./Title

1.  Not Required.
2.  Not Required.
3.  Not Required.
4.  Not Applicable.
5. Opinion of Mark S. Pierce regarding the legality of the securities registered.
6.  Not Required.
7.  Not Required.
8.  Not Required.
9.  Not Required.
10  (a)  Employment and Option Agreement with Mark S. Pierce.
    (b)  Consulting and Option Agreement with Charles Tatnall.
11.  Not Required.
12.  Not Required.
13.  Not Required.
14.  Not Required.
15.  Not Applicable.
16.  Not Required.
17.  Not Required.
18.  Not Required.
19.  Not Required.
20.  Not Required.
21.  Not Required.
22.  Not Required.
23 Consent of Mark S. Pierce, special counsel to Registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
24.  Not Required.
25.  Not Applicable.
26.  Not Applicable.
27.  Not Applicable.
28.  Not Required.
99.  Not Required.

Item 9.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement, including, but not limited to, any addition or deletion of a managing underwriter. (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on the 5th day of November, 1997.

Famous Sam's Group, Inc.
(Registrant)

By:  /s/ Mark S. Pierce
     --------------------------------
       Chief Executive Officer


By: /s/ Mark S. Pierce
    ---------------------------------
    Chief Financial and Accounting
    Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Mark S. Pierce
------------------------------
Director

Date: November 5, 1997

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has not been a change in the affairs of the Company since the date hereof.

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

      Exhibit Number
in Registration Statement                  Description
-------------------------                  -----------

           5.              Opinion of Counsel

          10.1.            Employment and Option Agreement with Mark S. Pierce.

          10.2.            Consulting and Option Agreement with Charles Tatnall.

          23.              Consent to Use of Opinion